CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$25,581,480.81	$2,970.01

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated July 22, 2011 (To the Prospectus dated August 31, 2010 and Prospectus Supplement dated May 27, 2011) Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-169119

Barclays Bank PLC Trigger Yield Optimization Notes
$16,526,247.00 Notes linked to the common stock of Deere & Company due July 27, 2012
$9,055,233.81 Notes linked to the common stock of Prudential Financial, Inc. due July 27, 2012

Investment Description

Trigger Yield Optimization Notes (the “Notes”) are unsecured and unsubordinated notes issued by Barclays Bank PLC (the “Issuer”) linked to the performance of the common stock of a specific company (the “underlying stock”). The issue price of each Note will be equal to the closing price of the applicable underlying stock on the trade date (the “initial price”). On a monthly basis, Barclays Bank PLC will pay you a coupon regardless of the performance of the underlying stock. At maturity, Barclays Bank PLC will either pay you the principal amount per Note or, if the closing price of the underlying stock on the final valuation date is below the specified trigger price, Barclays Bank PLC will deliver to you one share of the underlying stock per Note (subject to adjustments in the case of certain corporate events described in the prospectus supplement under “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset”). Investing in the Notes involves significant risks. You may lose some or all of your principal amount. In exchange for receiving a coupon on the Notes, you are accepting the risk of receiving shares of the underlying stock at maturity that are worth less than the principal amount of your Notes and the credit risk of Barclays Bank PLC for all payments under the Notes. Generally, the higher the coupon rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC. If Barclays Bank PLC were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

❑	Income: Regardless of the performance of the underlying stock, Barclays Bank PLC will pay you a monthly coupon. In exchange for receiving the monthly coupon on the Notes, you are accepting the risk of receiving shares of the underlying stock at maturity that are worth less than your principal amount and the credit risk of Barclays Bank PLC for all payments under the Notes.
❑	Contingent Repayment of Principal at Maturity: If the price of the underlying stock does not close below the trigger price on the final valuation date, Barclays Bank PLC will pay you the principal amount at maturity, and you will not participate in any appreciation or depreciation in the value of the underlying stock. If the price of the underlying stock closes below the trigger price on the final valuation date, Barclays Bank PLC will deliver to you one share of the underlying stock per Note at maturity, which is expected to be worth significantly less than your principal amount and may have no value at all. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC.

Key Dates

Trade Date	July 22, 2011
Settlement Date	July 27, 2011
Final Valuation Date[1]	July 23, 2012
Maturity Date[1]	July 27, 2012

[1]	Subject to postponement in the event of a market disruption event as described under “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the prospectus supplement.

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING STOCK. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE PS-5 AND UNDER “RISK FACTORS” BEGINNING ON PAGE S-6 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.

Note Offerings

These final terms relate to two separate Trigger Yield Optimization Notes we are offering. Each of the two Notes is linked to the common stock of a different company, and each of the two Notes has a different coupon rate, initial price and trigger price, as specified in the table below. The Notes will be offered at a minimum investment of the initial price, as specified in the table below. Coupons will be paid monthly in arrears in 12 equal installments.

	Coupon Rate	Underlying Stock
Underlying Stocks	per Annum	Ticker Symbol	Initial Price	Trigger Price	CUSIP	ISIN

Common stock of Deere & Company	8.71%	DE	$81.24	$64.99, which is 80% of Initial Price	06738G688	US06738G6888

Common stock of Prudential Financial, Inc.	8.46%	PRU	$60.93	$48.74, which is 80% of Initial Price	06738G670	US06738G6706

See “Additional Information about Barclays Bank PLC and the Notes” on page PS-2 of this pricing supplement. The Notes will have the terms specified in the prospectus dated August 31, 2010, the prospectus supplement dated May 27, 2011 and this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of the Notes. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any Notes after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public		Underwriting Discount		Proceeds to Barclays Bank PLC
Offering of Notes	Total	Per Note	Total	Per Note*	Total	Per Note

Deere & Company	$16,526,247.00	$81.24	$330,524.94	$1.6248	$16,195,722.06	$79.6152

Prudential Financial, Inc.	$9,055,233.81	$60.93	$181,104.68	$1.2186	$8,874,129.13	$59.7114

*	The dollar amount equals 2% of the initial price of each Note

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Notes

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Securities, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

t	Prospectus dated August 31, 2010: http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

t	Prospectus supplement dated May 27, 2011: http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” “Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Notes” refers to the two different series of Trigger Yield Optimization Notes that are offered hereby, unless the context otherwise requires.

Investor Suitability

The Notes may be suitable for you if:

t	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

t	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying stock.

t	You believe the final price of the underlying stock is not likely to be below the trigger price and, if it is, you can tolerate receiving shares of the underlying stock at maturity worth less than your principal amount or that may have no value at all.

t	You understand and accept that you will not participate in any appreciation in the price of the underlying stock and that your return at maturity is limited to the coupons paid on the Note.

t	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying stock.

t	You are willing and able to hold the Notes to maturity, a term of approximately 12 months, and accept that there may be little or no secondary market for the Notes.

t	You are willing to invest in the Notes based on the applicable coupon rate listed on the cover hereof.

t	You are willing to assume the credit risk of Barclays Bank PLC for all payments under the Notes, and understand that, if Barclays Bank PLC defaults on its obligations, you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if:

t	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

t	You require an investment designed to provide a full return of principal at maturity.

t	You are not willing to make an investment that may have the same downside market risk as an investment in the underlying stock.

t	You believe the final price of the underlying stock is likely to be below the trigger price, which could result in a total loss of your initial investment.

t	You cannot tolerate receiving shares of the underlying stock at maturity worth less than your principal amount or that may have no value at all.

t	You seek an investment that participates in the full appreciation in the price of the underlying stock or that has unlimited return potential.

t	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying stock.

t	You are unwilling to invest in the Notes based on the applicable coupon rate listed on the cover hereof.

t	You are unable or unwilling to hold the Notes to maturity, a term of approximately 12 months, and seek an investment for which there will be an active secondary market.

t	You are not willing to assume the credit risk of Barclays Bank PLC for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page PS-5 of this pricing supplement as well as the “Risk Factors” beginning on page S-6 of the prospectus supplement for risks related to an investment in the Notes.

Final Terms for Each Offering of the Notes[1]

Issuer:	Barclays Bank PLC

Issue Price per Note:	Equal to 100% of the principal amount per Note.

Principal Amount per Note:	Equal to the initial price (as defined below) of the underlying stock.

Term:	Approximately 12 months

Underlying Stock:	The common stock of a specific company, as set forth on the cover of this pricing supplement.

Coupon Payment:

Coupon paid in arrears in 12 equal monthly installments based on the coupon rate per annum, regardless of the performance of the underlying stock.

The coupon rate per annum for the Notes linked to the common stock of Deere & Company is 8.71%, and the coupon rate per annum for the Notes linked to the common stock of Prudential Financial, Inc. is 8.46%.

1st Installment through 12th Installment:	For Notes linked to the common stock of Deere & Company: 0.7258%, or $0.5897 per Note. For Notes linked to the common stock of Prudential Financial, Inc.: 0.7050%, or $0.4296 per Note.

Trigger Price:	A percentage of the initial price of the underlying stock, as specified on the first page of this pricing supplement.

Payment at Maturity (per Note):
  If the final price of the underlying stock is not below the trigger price on the final valuation date (i.e., the final price of the underlying stock is greater than or equal to the trigger price on the final valuation date), at maturity we will pay you an amount in cash equal to your principal amount.
  If the final price of the underlying stock is below the trigger price on the final valuation date, at maturity we will deliver to you one share of the underlying stock for each Note you own

Closing Price:	On any trading day, the last reported sale price of the underlying stock on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.

Initial Price:	The closing price of the applicable underlying stock on the trade date, as specified on the first page of this pricing supplement.

Final Price:	The closing price of the applicable underlying stock on the final valuation date.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. YOU MAY RECEIVE SHARES AT MATURITY THAT ARE WORTH LESS THAN YOUR PRINCIPAL AMOUNT OR MAY HAVE NO VALUE AT ALL. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF BARCLAYS BANK PLC. IF BARCLAYS BANK PLC WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

1	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Investment Timeline

If the final price of the underlying stock is below the trigger price on the final valuation date, we will deliver to you one share of the underlying stock for each Note you own.

Coupon Payment Dates

Coupons will be paid in arrears in twelve equal monthly installments on the coupon payment dates listed below. The record date for each coupon payment date will be the date that is one business day prior to the related coupon payment date.

August 29, 2011	February 27, 2012
September 27, 2011	March 27, 2012
October 27, 2011	April 27, 2012
November 28, 2011	May 29, 2012
December 21, 2011	June 27, 2012
January 27, 2012	July 27, 2012

What are the tax consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in the “Certain U.S. Federal Income Tax Considerations” section on page S-132 of the accompanying prospectus supplement. The following discussion supplements the discussion in the “Certain U.S. Federal Income Tax Considerations” section on page S-132 of the accompanying prospectus supplement.

The United States federal income tax consequences of your investment in the Notes are complex and uncertain. By purchasing a Note, you and Barclays hereby agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize the Note for all tax purposes as an investment unit consisting of a non-contingent short-term debt instrument (the “Deposit”) and a put option contract (the “Put Option”) in respect of the underlying stock. The terms of the Notes require (in the absence of an administrative determination or judicial ruling to the contrary) that you treat your Notes for U.S. federal income tax purposes as consisting of two components:

Deposit component—Amounts treated as interest on the Deposit would be subject to general rules governing interest payments on short-term notes and would be required to be accrued by accrual-basis taxpayers (and cash-basis taxpayers who elect to accrue interest currently) on either the straight-line method, or, if elected, the constant yield method, compounded daily. Cash-basis taxpayers (that do not elect to accrue interest currently) would include interest into income upon receipt of such interest.

Put Option component—The Put Option component would generally not be taxed until sale or maturity. At maturity, the Put Option component either would be taxed as a short-term capital gain if the principal is repaid in cash or would reduce the basis of any underlying equity if you receive the underlying equity.

With respect to coupon payments you receive, you agree to treat such payments as consisting of interest on the Deposit and a payment with respect to the Put Option as follows:

Underlying Stock	Coupon Rate per Annum	Deposit Interest Component per Annum	Put Option Premium Component per Annum
Common stock of Deere & Company	8.71%	0.73%	7.98%
Common stock of Prudential Financial, Inc.	8.46%	0.73%	7.73%

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Notes as described above. However, in light of the uncertainty as to the United States federal income tax treatment, it is possible that your Notes could be treated as a single contingent short-term debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially from the treatment described above. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in the Notes. Please read the discussion in the “Certain U.S. Federal Income Tax Considerations” section on page S-132 of the accompanying prospectus supplement for a more detailed description of the tax treatment of your Notes.

In addition, the Internal Revenue Service Notice 2008-2 may affect the taxation of holders of the Notes. According to the Notice, the Internal Revenue Service and the Treasury Department are actively considering the appropriate tax treatment of holders of certain types of structured notes. Legislation has also been proposed in Congress that would require the holders of certain prepaid forward contracts to accrue income during the term of the transaction. It is not clear whether the Notice applies to instruments such as the Notes. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the Notes. Except to the extent otherwise required by law, Barclays intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described above and in the “Certain U.S. Federal Income Tax Considerations” section on page S-132 of the accompanying prospectus supplement unless and until such time as some other treatment is more appropriate.

Specified Foreign Financial Assets—Holders that are individuals (and, to the extent provided in future regulations, entities) may be subject to reporting obligations with respect to their Notes if the aggregate value of their Notes and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your Notes.

For a more complete discussion of the United States federal income tax consequences of your investment in the Notes, please see the discussion in the “Certain U.S. Federal Income Tax Considerations” section on page S-132 of the accompanying prospectus supplement and consult your tax advisor.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Notes in light of your particular circumstances.

t	Risk of loss at maturity—The Notes differ from ordinary debt securities in that the issuer will not necessarily pay the full principal amount of the Notes at maturity. Barclays Bank PLC will only pay you the principal amount of your Notes in cash if the final price of the underlying stock is greater than or equal to the trigger price and only at maturity. If the final price of the underlying stock is below the trigger price, Barclays Bank PLC will deliver to you one share of the underlying stock at maturity for each Note that you own instead of the principal amount in cash. If you receive shares of underlying stock at maturity, the value of the stock is expected to be significantly less than the principal amount of the Notes, and the stock may have no value at all.

t

Higher coupon rates are generally associated with a greater risk of loss—Greater expected volatility with respect to a Note’s underlying stock reflects a higher expectation as of the trade date that the price of such stock could close below its trigger price on the final valuation date of the Note. This greater expected risk will generally be reflected in a higher coupon payable on that Note. However, while the coupon rate is set on the trade date, the underlying stock’s volatility can change significantly over the term of the Notes. The price of the underlying stock for your Note could fall sharply, which could result in a significant loss of principal.

t	The contingent repayment of principal applies only at maturity—You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the stock price is above the trigger price.

t	Your return on the Notes is expected to be limited to the coupons paid on the Notes—If the closing price of the underlying stock on the final valuation date is greater than or equal to the trigger price, Barclays Bank PLC will pay you the principal amount of your Notes in cash at maturity and you will not participate in any appreciation in the price of the underlying stock even though you risked being subject to the decline in the price of the underlying stock. If the closing price of the underlying stock on the final valuation date is less than the trigger price, Barclays Bank PLC will deliver to you shares of the underlying stock at maturity, which will be worth less than the trigger price as of the final valuation date and are unlikely to be worth more than the principal amount as of the maturity date. Therefore, your return on the Notes as of the maturity date is expected to be limited to the coupons paid on the Notes and may be less than your return would be on a direct investment in the underlying stock.

t	Credit of Issuer—The Notes are unsubordinated and unsecured debt obligations of the Issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

t	Single stock risk—The price of an underlying stock can rise or fall sharply due to factors specific to that underlying stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of the underlying stock.

t	Dealer incentives—We, our affiliates and agents act in various capacities with respect to the Notes. We and other of our affiliates may act as a principal, agent or dealer in connection with the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay compensation of 2.00% per Note to the principals, agents and dealers in connection with the distribution of the Notes.

t	There may be little or no secondary market for the Notes—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to sell your Notes, if at all, is likely to depend on the price, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

t	Owning the Notes is not the same as owning the underlying stock—The return on your Notes may not reflect the return you would realize if you actually owned the underlying stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying stock over the term of your Notes. Furthermore, the underlying stock may appreciate substantially during the term of your Notes and you will not participate in such appreciation.

t	No assurance that the investment view implicit in the Notes will be successful—It is impossible to predict whether and the extent to which the price of the underlying stock will rise or fall. There can be no assurance that the underlying stock price will not rise by more than the coupons paid on the Notes or will not close below the trigger price on the final valuation date. The price of the underlying stock will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuer of the underlying stock. You should be willing to accept the risks of owning equities in general and the underlying stock in particular, and the risk of losing some or all of your initial investment.

t	Potential conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

t	Price prior to maturity—The market price of your Notes will be influenced by many unpredictable and interrelated factors, including the market price of the underlying stock and the expected price volatility of the underlying stock, the dividend rate on the underlying stock, the time remaining to the maturity of your Notes, interest rates, geopolitical conditions, economic, financial and political, regulatory or judicial events.

t	Impact of fees on secondary market prices—Generally, the market price of the Notes in the secondary market is likely to be lower than the issue price of the Notes, because the issue price includes, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Notes.

t	Potential Barclays Bank PLC impact on market price of underlying stock—Trading or transactions by Barclays Bank PLC or its affiliates in the underlying stock and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying stock may adversely affect the market price of the underlying stock and, therefore, the market value of the Notes.

t	Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates—Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Notes and the underlying stock to which the Notes are linked.

t	Antidilution adjustments—For certain corporate events affecting the underlying stock, the calculation agent may make adjustments to the number of shares of the underlying stock that may be delivered at maturity and the trigger price for the underlying stock. However, the calculation agent will not make such adjustments in response to all events that could affect the underlying stock. If an event occurs that does not require the calculation agent to make such adjustments, the value of the Notes may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made in the sole discretion of the calculation agent, which will be binding on you absent manifest error. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in this pricing supplement or the prospectus supplement as necessary to achieve an equitable result.

t	In some circumstances, the payment you receive on the Notes may be based on the common stock of another company and not the underlying stock—Following certain corporate events relating to the issuer of the underlying stock where such issuer is not the surviving entity, your return on the Notes paid by Barclays Bank PLC at maturity may be based on the common stock of a successor to the underlying stock issuer or any cash or any other assets distributed to holders of the underlying stock in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see the section “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” of the prospectus supplement. Regardless of the occurrence of one or more dilution or reorganization events, you should note that at maturity Barclays Bank PLC will pay an amount in cash equal to your principal amount unless the final price of the underlying stock is below the trigger price (as such trigger price may be adjusted by the calculation agent upon occurrence of one or more such events).

t	Uncertain tax treatment—Significant aspects of the tax treatment of the Notes are uncertain. You should read carefully the section above entitled “What Are the Tax Consequences of the Notes?” and the section entitled “Certain U.S. Federal Income Tax Considerations” on page S-132 of the accompanying prospectus supplement and consult your tax advisor about your tax situation.

Hypothetical Examples

Hypothetical Examples—Note Returns at Maturity

The following examples illustrate the payment at maturity on a hypothetical offering of the Notes assuming the following*:

Term:	12 months
Coupon rate per annum**:	8.00% per annum (or $0.4667 per monthly period)
Total coupon payable:	8.00% over the term of the Notes
Initial price of the underlying stock:	$70.00 per share
Trigger price:	$56.00 (80.00% of the initial price)
Principal amount:	$70.00 per Note (set equal to the initial price)
Dividend yield on the underlying stock***:	2.00% per annum (2.00% over the term of the Notes)

*	Actual coupon rate and terms for each Note are as described on the cover page of this pricing supplement.

**	Coupon payment will be paid in arrears in 12 equal monthly installments during the term of the Notes on an unadjusted basis.

***	Dividend yield assumed received by holders of the hypothetical underlying stock during the term of the Notes. The actual dividend yield for any underlying stock may vary from the assumed dividend yield used for purposes of the following examples. Regardless, investors in the Notes will not receive any dividends paid on the underlying stock.

Amounts in the table above and the examples below have been rounded for ease of analysis.

Scenario #1: The final price of the underlying stock is not below the trigger price of $56.00.

Because the final price of the underlying stock is not below the trigger price of $56.00, the issuer will pay you at maturity a cash payment equal to the principal amount of your Notes. This investment would outperform an investment in the underlying stock if the price appreciation of the underlying stock (plus dividends, if any) is less than 8.00%.

If the closing price of the underlying stock on the final valuation date is $70.00 (no change in the price of the underlying stock):

Payment at Maturity:	$70.00
Coupon:	$ 5.60	($0.4667 × 12 = $5.60)

Total	$75.60
Total Return on the Notes:	8.00%

In this example, the total return on the Notes is 8.00% while the total return on the underlying stock is 2.00% (including dividends).

If the closing price of the underlying stock on the final valuation date is $91.00 (an increase of 30%):

Payment at Maturity:	$70.00
Coupon:	$ 5.60	($0.4667 × 12 = $5.60)

Total	$75.60
Total Return on the Notes:	8.00%

In this example, the total return on the Notes is 8.00% while the total return on the underlying stock is 32.00% (including dividends).

If the closing price of the underlying stock on the final valuation date is $59.50 (a decline of 15%):

Payment at Maturity:	$70.00
Coupon:	$ 5.60	($0.4667 × 12 = $5.60)

Total	$75.60
Total Return on the Notes:	8.00%

In this example, the total return on the Notes is 8.00% while the total return on the underlying stock is a loss of 13.00% (including dividends).

Scenario #2: The final price of the underlying stock is below the trigger price of $56.00.

Because the final price of the underlying stock is below the trigger price of $56.00, the issuer will deliver to you at maturity one share of the underlying stock for every Note you hold. The value received at maturity and the total return on the Notes at that time depends on the closing price of the underlying stock on the maturity date.

If the closing price of the underlying stock on the maturity date is $31.50 (a decline of 55%):

Value of share received:	$31.50
Coupon:	$ 5.60	($0.4667 × 12 = $5.60)

Total	$37.10
Total Return on the Notes:	-47.00%

In this example, the total return on the Notes is a loss of 47.00% while the total return on the underlying stock is a loss of 53.00% (including dividends).

If the closing price of the underlying stock on the maturity date is $45.50 (a decline of 35%):

Value of share received:	$45.50
Coupon:	$ 5.60	($0.4667 × 12 = $5.60)

Total	$51.10
Total Return on the Notes:	-27.00%

In this example, the total return on the Notes is a loss of 27.00% while the total return on the underlying stock is a loss of 33.00% (including dividends).

Hypothetical Return Table of the Notes at Maturity

The table below is based on the following assumptions*:

Term:	12 months
Coupon rate per annum**:	8.00% per annum (or $0.4667 per monthly period)
Total coupon payable:	8.00% over the term of the Notes
Initial price:	$70.00 per share
Trigger price:	$56.00 (80.00% of the initial price)
Principal amount:	$70.00 per Note (set equal to the initial price)
Dividend yield on the underlying stock***:	2.00% per annum (2.00% over the term of the Notes)

*	Actual coupon rate and terms for each Note are as described on the cover page of this pricing supplement.

**	Coupon payment will be paid in arrears in 12 equal monthly installments during the term of the Notes on an unadjusted basis.

***	Dividend yield assumed received by holders of the underlying stock during the term of the Notes. The actual dividend yield for any underlying stock may vary from the assumed dividend yield used for purposes of the following examples. Regardless, investors in the Notes will not receive any dividends paid on the underlying stock.

Underlying Stock			Trigger Event Does Not Occur(1)		Trigger Event Occurs(2)
Final Stock Price(3)	Stock Price Return	Total Return on the Underlying Stock at Maturity(4)	Payment at Maturity + Coupon Payments	Total Return on the Notes at Maturity(5)	Payment at Maturity + Coupon Payments(6)	Total Return on the Notes at Maturity(7)
$105.00	50.00%	52.00%	$75.60	8.00%	n/a	n/a
$101.50	45.00%	47.00%	$75.60	8.00%	n/a	n/a
$98.00	40.00%	42.00%	$75.60	8.00%	n/a	n/a
$94.50	35.00%	37.00%	$75.60	8.00%	n/a	n/a
$91.00	30.00%	32.00%	$75.60	8.00%	n/a	n/a
$87.50	25.00%	27.00%	$75.60	8.00%	n/a	n/a
$84.00	20.00%	22.00%	$75.60	8.00%	n/a	n/a
$80.50	15.00%	17.00%	$75.60	8.00%	n/a	n/a
$77.00	10.00%	12.00%	$75.60	8.00%	n/a	n/a
$73.50	5.00%	7.00%	$75.60	8.00%	n/a	n/a
$70.00	0.00%	2.00%	$75.60	8.00%	n/a	n/a
$66.50	-5.00%	-3.00%	$75.60	8.00%	n/a	n/a
$63.00	-10.00%	-8.00%	$75.60	8.00%	n/a	n/a
$59.50	-15.00%	-13.00%	$75.60	8.00%	n/a	n/a
$56.00	-20.00%	-18.00%	$75.60	8.00%	n/a	n/a
$52.50	-25.00%	-23.00%	n/a	n/a	$58.10	-17.00%
$49.00	-30.00%	-28.00%	n/a	n/a	$54.60	-22.00%
$45.50	-35.00%	-33.00%	n/a	n/a	$51.10	-27.00%
$42.00	-40.00%	-38.00%	n/a	n/a	$47.60	-32.00%
$38.50	-45.00%	-43.00%	n/a	n/a	$44.10	-37.00%
$35.00	-50.00%	-48.00%	n/a	n/a	$40.60	-42.00%
$31.50	-55.00%	-53.00%	n/a	n/a	$37.10	-47.00%
$28.00	-60.00%	-58.00%	n/a	n/a	$33.60	-52.00%
$24.50	-65.00%	-63.00%	n/a	n/a	$30.10	-57.00%
$21.00	-70.00%	-68.00%	n/a	n/a	$26.60	-62.00%

(1)	A trigger event does not occur if the final price of the underlying stock is not below the trigger price.
(2)	A trigger event occurs if the final price of the underlying stock is below the trigger price.
(3)	The final stock price is as of the final valuation date, if the final price of the underlying stock is not below the trigger price. If the final price of the underlying stock is below the trigger price, the final stock price is as of the final valuation date and the maturity date. The final stock price range is provided for illustrative purposes only. The actual stock price return may be below -70% and you therefore may lose up to 100% of your initial investment.
(4)	The total return at maturity on the underlying stock assumes a 2.00% cash dividend payment.
(5)	The total return at maturity on the Notes includes coupon payments received during the term of the Notes.
(6)	Payment will consist, in part, of shares of the underlying stock valued as of the maturity date.
(7)	If a trigger event occurs, the total return on the Notes at maturity will only be positive in the event that the market price of the underlying stock on the maturity date is substantially greater than the final price of such underlying stock on the final valuation date. Such an increase in price is not likely to occur.

Information about the Underlying Stocks

Included on the following pages is a brief description of the issuers of each of the respective underlying stocks. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for each of the underlying stocks. The information given below, where available, is for the four calendar quarters in each of 2004, 2005, 2006, 2007, 2008, 2009, 2010 and the first and second calendar quarter of 2011; partial information is provided for the third calendar quarter of 2011. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying stocks as an indication of future performance.

Each of the underlying stocks is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the respective issuers of the underlying stocks with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the respective issuers of the underlying stocks under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources. You should make your own investigation into each underlying stock.

Deere & Company

According to publicly available information, Deere & Company (the “Company”) manufactures and distributes farm and turf equipment and machines used in construction, earthmoving, material handling and timber harvesting. The Company also finances sales and leases by John Deere dealers of new and used equipment.

Information filed by the Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 1-4121, or its CIK Code: 0000315189. The Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “DE”.

Historical Information

The following table sets forth the quarterly high and low closing prices for the Company’s common stock, based on daily closing prices on the primary exchange for the Company’s common stock, as reported by Bloomberg. The Company’s closing price on July 22, 2011 was $81.24. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2004	3/31/2004	$34.97	$30.50	$34.66
4/1/2004	6/30/2004	$37.43	$31.45	$35.07
7/1/2004	9/30/2004	$33.93	$28.80	$32.28
10/1/2004	12/31/2004	$37.21	$29.03	$37.20
1/3/2005	3/31/2005	$36.47	$32.93	$33.57
4/1/2005	6/30/2005	$34.06	$29.85	$32.75
7/1/2005	9/30/2005	$36.77	$30.20	$30.60
10/3/2005	12/30/2005	$35.29	$28.58	$34.06
1/3/2006	3/31/2006	$39.89	$34.00	$39.53
4/3/2006	6/30/2006	$45.67	$38.65	$41.75
7/3/2006	9/29/2006	$42.39	$34.34	$41.96
10/2/2006	12/29/2006	$49.07	$41.80	$47.54
1/3/2007	3/30/2007	$57.98	$45.45	$54.32
4/2/2007	6/29/2007	$62.15	$52.24	$60.37
7/2/2007	9/28/2007	$74.21	$58.55	$74.21
10/1/2007	12/31/2007	$93.12	$70.76	$93.12
1/2/2008	3/31/2008	$94.69	$76.40	$80.44
4/1/2008	6/30/2008	$93.35	$71.38	$72.13
7/1/2008	9/30/2008	$73.47	$47.76	$49.50
10/1/2008	12/31/2008	$46.30	$28.77	$38.32
1/2/2009	3/31/2009	$45.99	$24.83	$32.87
4/1/2009	6/30/2009	$47.05	$34.26	$39.95
7/1/2009	9/30/2009	$46.31	$35.31	$42.92
10/1/2009	12/31/2009	$56.59	$41.13	$54.09
1/4/2010	3/31/2010	$61.96	$48.96	$59.46
4/1/2010	6/30/2010	$62.21	$54.78	$55.68
7/1/2010	9/30/2010	$73.61	$54.50	$69.78
10/1/2010	12/31/2010	$84.46	$68.57	$83.05
1/1/2011	3/31/2011	$96.89	$83.02	$96.89
4/1/2011	6/30/2011	$99.24	$78.53	$82.45
7/1/2011	7/22/2011*	$86.44	$79.80	$81.24

*	As of the date of this pricing supplement information for the third calendar quarter of 2011 includes data for the period from July 1, 2011 through July 22, 2011. Accordingly the “Quarterly High,” “Quarterly Low,” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third quarter of 2011.

The graph below illustrates the performance of the Company’s common stock from January 3, 2005 through July 22, 2011, based on information from Bloomberg. The dotted line represents the trigger price, equal to 80% of the closing price on July 22, 2011. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Prudential Financial, Inc.

According to publicly available information, Prudential Financial, Inc. (the “Company”) is a financial services company that offers an array of financial products, including life insurance, annuities, retirement-related services, mutual fund, investment management, and real estate services.

Information filed by the Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-16707, or its CIK Code: 0001137774. The Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “PRU”.

Historical Information

The following table sets forth the quarterly high and low closing prices for the Company’s common stock, based on daily closing prices on the primary exchange for the Company’s common stock, as reported by Bloomberg. The Company’s closing price on July 22, 2011 was $60.93. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/21/2005	3/31/2005	$59.32	$52.62	$57.40
4/1/2005	6/30/2005	$66.30	$55.23	$65.66
7/1/2005	9/30/2005	$68.30	$63.09	$67.56
10/3/2005	12/30/2005	$77.96	$63.27	$73.19
1/3/2006	3/31/2006	$77.48	$73.19	$75.81
4/3/2006	6/30/2006	$78.89	$74.43	$77.70
7/3/2006	9/29/2006	$79.06	$71.47	$76.25
10/2/2006	12/29/2006	$86.84	$76.03	$85.86
1/3/2007	3/30/2007	$93.10	$85.69	$90.26
4/2/2007	6/29/2007	$103.17	$90.21	$97.23
7/2/2007	9/28/2007	$98.71	$84.28	$97.58
10/1/2007	12/31/2007	$101.09	$89.46	$93.04
1/2/2008	3/31/2008	$91.36	$67.36	$78.25
4/1/2008	6/30/2008	$82.21	$59.74	$59.74
7/1/2008	9/30/2008	$86.25	$56.07	$72.00
10/1/2008	12/31/2008	$64.80	$13.73	$30.26
1/2/2009	3/31/2009	$35.11	$11.29	$19.02
4/1/2009	6/30/2009	$46.00	$20.50	$37.22
7/1/2009	9/30/2009	$54.63	$33.28	$49.91
10/1/2009	12/11/2009	$52.82	$44.64	$49.76
1/4/2010	3/31/2010	$60.50	$47.02	$60.50
4/1/2010	6/30/2010	$65.82	$53.66	$53.66
7/1/2010	9/30/2010	$59.54	$49.65	$54.18
10/1/2010	12/31/2010	$59.95	$50.68	$58.71
1/3/2011	3/31/2011	$67.32	$58.32	$61.58
4/1/2011	6/30/2011	$64.62	$57.77	$63.59
7/1/2011	7/22/2011*	$65.26	$59.78	$60.93

*	As of the date of this pricing supplement information for the third calendar quarter of 2011 includes data for the period from July 1, 2011 through July 22, 2011. Accordingly the “Quarterly High,” “Quarterly Low,” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third quarter of 2011.

The graph below illustrates the performance of the Company’s common stock from January 3, 2005 through July 22, 2011, based on information from Bloomberg. The dotted line represents the trigger price, equal to 80% of the closing price on July 22, 2011.

Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents”, and the Agents have agreed to purchase, all of the Notes at the price indicated on the cover of this pricing supplement, the document that has been filed pursuant to Rule 424(b)(2) and contains the final pricing terms of the Notes. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement to its affiliates.

We or our affiliates have entered into or will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it purchases from us to its affiliates at the price that is indicated on the cover of this pricing supplement that is available in connection with the sale of the Notes.